EXHIBIT 99.1

PROFORMA FINANCIAL INFORMATION

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On November 12, 2007, Regeneration Technologies, Inc. (“Regeneration Technologies”), Tutogen Medical, Inc. (“Tutogen”), and Rockets FL Corp., a newly formed, wholly owned subsidiary of Regeneration Technologies, entered into an Agreement and Plan of Merger (the “Merger Agreement”) to combine Tutogen and Regeneration Technologies in a tax-free, stock-for-stock exchange. Under the terms of the Merger Agreement, Rockets FL Corp. was merged with and into Tutogen, with Tutogen being the surviving corporation. As a result, Tutogen became a wholly owned subsidiary of Regeneration Technologies. The merger was structured as a tax-free stock-for-stock exchange pursuant to which Tutogen’s shareholders received 1.22 shares of Regeneration Technologies’ common stock for each share of Tutogen’s common stock. The merger was approved by the respective shareholders of Tutogen and Regeneration Technologies at their special meetings of stockholders held on February 27, 2008. Upon completion of the merger, Regeneration Technologies changed its name to RTI Biologics, Inc. (“RTI Biologics”).

The following selected unaudited pro forma condensed combined financial information is designed to show how the merger of Regeneration Technologies and Tutogen might have affected historical financial statements if the merger had been completed at an earlier time and was prepared based on the historical financial results reported by Regeneration Technologies and Tutogen. The following should be read in connection with the “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 8 and the Regeneration Technologies and Tutogen audited consolidated financial statements for the twelve month periods ended December 31, 2007 and September 30, 2007, respectively.

The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on December 31, 2007 and combines Regeneration Technologies’ consolidated balance sheet as of December 31, 2007 with Tutogen’s consolidated balance sheet as of December 31, 2007. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2007 give effect to the merger as if it occurred at the beginning of the period presented. The unaudited pro forma condensed combined financial information is based upon the annual report on Form 10-K of Tutogen for the year ended September 30, 2007, the annual report on Form 10-K of Regeneration Technologies for the year ended December 31, 2007 and the quarterly reports on Form 10-Q of Tutogen for the periods ended December 31, 2006 and 2007.

The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

Year Ended December 31, 2007
(in thousands, except per share data)
Statements of Operations Data

Revenues	$148,525
Operating (loss)	(1,322)
Net income (loss)	2,865
Net income (loss) per share—basic	0.05
Net income (loss) per share—diluted	0.05

As of December 31, 2007
(in thousands)
Balance Sheet Data:

Cash and cash equivalents	$24,705
Short term marketable securities	5,000
Working capital	94,242
Total assets	419,033
Long-term obligations—less current portion	5,067
Accumulated deficit	(21,994)
Stockholders’ equity	371,633

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth certain historical per share data for Regeneration Technologies and Tutogen, unaudited pro forma combined per share data, and unaudited pro forma equivalent per share data for Tutogen. The pro forma book value per share information was computed as if the merger had been completed on December 31, 2007. The pro forma operating loss information was computed as if the merger had been completed on January 1, 2007. The Tutogen pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of 1.22 to 1. This information shows how each share of Tutogen common stock would have participated in the combined company’s net income (loss) and book value per share if the merger had been completed on the relevant dates. These amounts do not necessarily reflect future per share amounts of operating income (loss) and book value per share of the combined company.

The following unaudited comparative per share data is derived from the historical consolidated financial statements of each of Regeneration Technologies and Tutogen. The information below should be read in conjunction with the audited consolidated financial statements and accompanying notes of Regeneration Technologies and Tutogen for the twelve month periods ended December 31, 2007 and September 30, 2007, respectively. We urge you also to read the “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 8.

As of and For the Year Ended December 31, 2007
REGENERATION TECHNOLOGIES - HISTORICAL

Net income (loss) per share—basic	$(0.07)
Net income (loss) per share—diluted	(0.07)
Book value at end of period—per common share outstanding	3.74

TUTOGEN – HISTORICAL

Net income (loss) per share—basic	$0.28
Net income (loss) per share—diluted	0.26
Book value at end of period—per common share outstanding	2.08

As of and For the Year Ended December 31, 2007
UNAUDITED REGENERATION TECHNOLOGIES
PRO FORMA COMBINED
Net income (loss) per share—basic	$0.05
Net income (loss) per share—diluted	0.05
Book value at end of period—per common share outstanding	6.94

UNAUDITED PRO FORMA TUTOGEN EQUIVALENTS

Net income (loss) per share—basic	$0.07
Net income (loss) per share—diluted	0.06
Book value at end of period—per common share outstanding	8.47

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Regeneration Technologies and Tutogen, giving effect to the merger as if it had been consummated on December 31, 2007 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007, giving effect to the merger as if it had occurred at January 1, 2007. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited consolidated financial statements and accompanying notes of Regeneration Technologies and Tutogen, which have been incorporated by reference into this Form 8K/A. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed on the dates indicated.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with Regeneration Technologies treated as the acquiring entity. Accordingly, consideration given by Regeneration Technologies to complete the merger with Tutogen will be allocated to assets and liabilities based upon their estimated fair values as of the effective date of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of Tutogen’s assets and liabilities, which cannot be made prior to the completion of the valuations and other studies, will be based on the actual net tangible and intangible assets of Tutogen that exist as of the effective date of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below.

RTI Biologics expects to incur significant costs associated with integrating Regeneration Technologies’ and Tutogen’s businesses. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from integration activities.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2007

(In thousands, except share and per share data)

	Regeneration Technologies	Tutogen	Pro Forma Adjustments		Combined
			(see note 2)
Revenues	$94,207	$57,311	$(2,993	)(g)	$148,525
Costs of processing and distribution	56,557	25,476	(2,993	)(g)	79,040

Gross profit	37,650	31,835	—		69,485

Expenses:
Marketing, general and administrative	31,040	28,032	264	(b)	59,336
Research and development	5,190	2,293	—		7,483
Asset impairment and abandonments	3,988	—	—		3,988

Total expenses	40,218	30,325	264		70,807

Operating income (loss)	(2,568)	1,510	(264)		(1,322)

Other (expense) income:
Interest expense	(753)	(1,010)	—		(1,763)
Foreign exchange loss	—	(83)	—		(83)
Other income	849	463	—		1,312

Total other income (expense)—net	96	(630)	—		(534)

Income before income tax benefit	(2,472)	880	(264)		(1,856)
Income tax benefit	376	4,245	100	(e)	4,721

Net income (loss)	(2,096)	5,125	(164)		2,865
Foreign currency translation adjustments	—	1,282	—		1,282

Comprehensive income	$(2,096)	$6,407	$(164)		$4,147

Net income (loss) per common share—basic	$(0.07)	$0.28			$0.05

Net income (loss) per common share—diluted	$(0.07)	$0.26			$0.05

Weighted average shares outstanding—basic	29,824,816	18,409,197			52,284,036

Weighted average shares outstanding—diluted	29,824,816	19,806,076			54,479,891

See accompanying notes to unaudited proforma condensed combined financial information.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2007

(In thousands, except per share data)

	Regeneration Technologies	Tutogen	Pro Forma Adjustments		Combined
			(see note 2)
Assets
Current Assets:
Cash and cash equivalents	$18,560	$6,145	$—		$24,705
Short term marketable securities	—	5,000	—		5,000
Accounts receivable—net	9,754	7,492	(923	)(c)	16,323
Inventories—net	39,847	19,012	—		58,859
Prepaid and other current assets	5,267	1,115	—		6,382
Deferred tax assets—current	14,726	3,170	—		17,896
Assets held for sale	288	—	—		288

Total current assets	88,442	41,934	(923)		129,453
Property, plant and equipment—net	35,549	14,812	—		50,361
Deferred tax assets	1,782	2,645	—		4,427
Goodwill and other intangible assets	8,612	—	219,166	(a)	227,778
Other assets—net	1,581	433	5,000	(b,a)	7,014

Total assets	$135,966	$59,824	$223,243		$419,033

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,631	$3,388	$(923	)(c)	$10,096
Accrued expenses	8,190	4,301	4,500	(h)	16,991
Accrued commissions	—	2,799	—		2,799
Short-term borrowings	—	351	—		351
Current portion of deferred revenue	500	1,836	—		2,336
Current portion of long-term obligations	1,500	1,138	—		2,638

Total current liabilities	17,821	13,813	3,577		35,211
Long-term obligations—less current portion	1,875	3,192	—		5,067
Other long-term liabilities	460	—	—		460
Deferred revenue	4,167	2,495	—		6,662

Total liabilities	24,323	19,500	3,577		47,400

Commitments and contingencies

Stockholders’ equity:
Common stock	30	194	(170	)(f)	54
Additional paid-in capital	133,621	56,306	203,660	(f)	393,587
Accumulated other comprehensive income	—	4,077	(4,077	)(d)	—
Accumulated deficit	(21,994)	(20,253)	20,253	(d)	(21,994)
Less treasury stock	(14)	—	—		(14)

Total stockholders’ equity	111,643	40,324	219,666		371,633

Total liabilities and stockholders’ equity	$135,966	$59,824	$223,243		$419,033

See accompanying notes to unaudited proforma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On November 13, 2007, Regeneration Technologies and Tutogen jointly announced the execution of the merger agreement. The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Regeneration Technologies and Tutogen, after giving effect to the Tutogen merger and adjustments described in these footnotes, and are intended to reflect the impact of the merger on Regeneration Technologies.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of Regeneration Technologies and Tutogen’s operations.

The unaudited pro forma condensed combined balance sheet reflects the merger as if it was completed on December 31, 2007 and includes estimated pro forma adjustments for Regeneration Technologies’ preliminary internal valuations of certain intangible assets acquired. These adjustments are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007, reflect the merger as if it had been completed on January 1, 2007.

The pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $264 million which includes $4.5 million of acquisition costs. This amount was derived from the estimated number of shares of Regeneration Technologies common stock to be issued of approximately 24 million, based on the outstanding shares of Tutogen common stock on December 31, 2007 and the exchange ratio of 1.22 per each Tutogen share, at a price of $10.13 per share, the average closing price of Regeneration Technologies shares of common stock for the two days prior to, the day of, and two days subsequent to the public announcement of the merger. The actual number of newly issued shares of Regeneration Technologies common stock delivered in connection with the merger was based upon the actual number of Tutogen shares issued and outstanding when the merger closed on February 27, 2008. The purchase price also includes the estimated fair value of stock options issued as of the closing date of the merger in exchange for similar securities of Tutogen. Tutogen stock options which all became fully vested as of the date of the merger, were assumed by Regeneration Technologies, were modified to provide for the purchase of Regeneration Technologies common stock and the number of shares and the price per share was adjusted for the 1.22 exchange ratio. Vested stock options held by employees and directors of Tutogen are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of stock options of approximately $20 million.

The fair value of Regeneration Technologies stock options issued in exchange for Tutogen stock options was estimated by using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 52.9 percent, an expected term of three years based on the age of the original award, full vesting as of the date of the merger and a risk-free interest rate of 3.35 percent.

The preliminary purchase price is as follows:

	Common Stock	Additional Paid In Capital	Acquisition Costs	Total
	(in thousands)
Issuance of Regeneration Technologies common stock to Tutogen stockholders (23,656,153 shares at $10.13)	$24	$239,609	$—	$239,633
Estimated fair value of outstanding Tutogen stock options	—	20,357	—	20,357
Acquisition costs	—	—	4,500	4,500

Total purchase price	$24	$259,966	$4,500	$264,490

The table below represents a preliminary allocation of the total consideration to Tutogen’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair values as of December 31, 2007.

(in thousands)
Tutogen historical net book value of assets and liabilities assumed	$40,324
Adjustment to fair value intangible assets	5,000
Residual goodwill created from the merger	219,166

Total purchase price allocated	$264,490

Upon completion of the fair value assessment after the merger, Regeneration Technologies anticipates that the ultimate price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements have been adjusted for the following:

a. To reflect the adjustment to goodwill for the acquisition of Tutogen based on the preliminary purchase price allocation as follows:

(in thousands)
Total estimated purchase price	$264,490
Less book value of Tutogen’s net assets	(40,324)
Intangible assets	(5,000)

Pro Forma Goodwill Adjustment	$219,166

b. Adjustment to reflect the additional amortization expense due to the adjustment of certain of Tutogen’s intangible assets to fair value at the time of the merger (See Note 1). Pro forma amortization expense for the year ended December 31, 2007 of $600,000, was recorded utilizing the straight-line method of amortization for the following intangible assets:

	Book Value as of December 31, 2007	Fair Value as of December 31, 2007	Pro Forma Adjustment	Fair Value Range
	(in thousands)
Intangibles, net	$—	$5,000	$5,000	$4,000 - $6,000

The table below represents a preliminary allocation of the purchase price to certain long-lived intangible assets of Tutogen. The remaining unallocated purchase price was allocated to goodwill (See Note 1). The preliminary allocation of the purchase price was calculated as follows:

	Fair Value at Acquisition	Estimated Useful Lives (Years)	Pro Forma Amortization Expense for Year Ended December 31, 2007
	(in thousands)		(in thousands)
Procurement contracts	$4,000	10	$400
Distribution agreements	1,000	5	200

Total	$5,000		$600

c. To reflect elimination of intercompany accounts receivable and accounts payable.

d. To reflect elimination of Tutogen’s historical stockholders’ deficit accounts.

e. To reflect adjustments to income tax expense for the pro forma adjustments at statutory rates.

f. To reflect the elimination of Tutogen common stock on consolidation and the issuance of 1.22 shares of Regeneration Technologies stock for each share of Tutogen common stock outstanding as follows (in thousands except for exchange ratio and share data):

Tutogen common shares outstanding at December 31, 2007	19,390
Exchange Ratio	1.22
Regeneration Technologies common shares to be issued	23,656
Price per share	$10.13
Aggregate value of Regeneration Technologies shares to be issued	$239,633
Value attributed to par at $.001 par value	$24
Balance to capital in excess of par value	$239,609

g. To reflect elimination of intercompany tissue distributions.

h. To reflect the accrual of estimated direct acquisition costs.